Exhibit 21.1

                       LIST OF SUBSIDIARIES


1.       Clayton/National Courier Systems, Inc.
2.       Click Messenger Service, Inc.
3.       Click Messenger Service of N.Y., Inc.
4.       Darobin Freight Forwarding Co. Inc.
5.       First Choice Courier and Distribution Systems, Inc.
6.       KBD Services, Inc.
7.       Manteca Enterprises, Inc.
8.       National Express Company, Inc.
9.       Olympic Courier Systems, Inc.
10.      Regional Express II, Inc.
11.      Regional Express III, Inc.
12.      Securities Courier Corporation
13.      Silver Star Express, Inc.
14.      SureWay Air Traffic Corporation